Exhibit 99.2

SAN FRANCISCO, March 15, 2011 ‐‐ Urigen Pharmaceuticals, Inc. (URGP.PK), a specialty pharmaceutical company focused on the development of treatments for urological disorders and pain, announced a progress report, debt restructuring, a management update, and pipeline changes.

FDA Meeting
Urigen continues to prepare for the upcoming FDA type C meeting and has made progress in preparing questions and meeting materials. Dan Vickery, PhD, said, “We have crystallized our thinking about the regulatory strategy and pivotal study designs for the URG101 NDA, which we believe can be filed using the 505(b)(2) pathway.”

Debt Restructuring
In preparation for the FDA meeting, Urigen has raised additional funding from Platinum‐Montaur Life Sciences, LLC who restructured $461K of debt into a Senior Unsecured Promissory Note in the amount of $611K which included a new Senior Unsecured Promissory Note in the amount of $150K.meeting, Urigen has raised additional funding from Platinum‐Montaur Life Sciences, LLC who restructured $461K of debt into a Senior Unsecured Promissory Note in the amount of $611K which included a new Senior Unsecured Promissory Note in the amount of $150K.

Management
Urigen is clarifying the press release of July 6, 2010 in which the Company announced that Dr. Parsons, MD, was appointed Chief Medical Officer; Dr. Parsons has never signed an employment agreement with Urigen and is notan officer of the company. While he acts in the capacity of Chief Medical Officer, Urigen is clarifying that the position is honorary, and he has not been compensated. The board thanks him for his time and effort to move URG‐101 forward in development. Going forward, Dr. Parsons will enter into a consulting agreement with the company for the provision of research and development services.
Also, Dan Vickery will continue his leadership role for business and commercial development and is the point contact for Regulatory Affairs. Martin Shmagin continues to serve as the CFO and primary corporate contact. The Board, in addition to Dr. Vickery and Mr. Shmagin, continues to include Dr.. Parsons, and Ed Teitel, MD, JD, who serves as Chairman. The Board continues to manage the company, as a new CEO has not yet been selected to fill the vacancy created by the resignation of William Garner.

Pipeline Changes
Urigen returned all rights to URG‐301, an intraurethral lidocaine suppository, to Kalium Inc., by mutual agreement between the two companies. Management believes that this was in Urigen’s best interest because it will enhance its focus on URG‐101, its key drug candidate.

About Urigen Pharmaceuticals, Inc.
Urigen Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen's program target significant unmet medical needs and major market opportunities in urology. Urigen's URG101, a proprietary combination of approved drugs that is instilled into the bladder, targets painful bladder syndrome, which affects approximately 10.5 million men and women in North America. For further information, please visit Urigen's website at http://www.urigen.com.

Forward‐Looking Statement
This press release may contain forward‐looking statements. These statements may be identified by the use of forward‐looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Urigen has based these forward‐looking statements on current expectations, assumptions, estimates and projections. While Urigen believes that these expectations, assumptions, estimates and projections are reasonable, such forward‐looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Given these risks and uncertainties, investors and security holders are cautioned not to place undue reliance on such forwardlooking statements. Urigen does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

SOURCE: Urigen Pharmaceuticals, Inc.
Urigen Pharmaceuticals, Inc.
Martin E. Shmagin
Chief Financial Officer
415‐280‐2861
http://www.urigen.com